Exhibit 107
CALCULATION OF FILING FEE TABLE
Form S-1
(Form Type)

ContextLogic Holdings Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit(1)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	ContextLogic common stock, par value $0.0001 per share, issuable upon exercise of subscription rights	Rule 457(o)	— (3)	N/A	$115,000,000	0.00013810	$15,881.50
Fees Previously Paid	—	—	—	—	—	—		—
	Total Offering Amounts					$115,000,000		$15,881.50
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$15,881.50

(1)
The securities registered hereunder include an indeterminate number of shares of ContextLogic common stock which shall have an aggregate offering price not to exceed $115,000,000. In accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover an indeterminate number of additional shares to be offered or issued from stock splits, stock dividends or similar transactions with respect to the shares being registered.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act.

(3)	This registration statement relates to the shares of ContextLogic common stock issuable upon the exercise of subscription rights pursuant to the Rights Offering.